EXHIBIT 10.12

MEAD JOHNSON NUTRITION COMPANY

2009 STOCK AWARD AND INCENTIVE PLAN

(Effective [            ], 2009)

1. Purpose. The purpose of this 2009 Stock Award and Incentive Plan (the “Plan”) is to aid Mead Johnson Nutrition Company, a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating and rewarding employees, non-employee directors, and other service providers of the Company or its Subsidiaries or Affiliates, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and to promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes Stock-based and cash-based incentives for Participants.

2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Affiliate” means a corporation or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company. For purposes of the Plan, an ownership interest of more than fifty percent (50%) shall be deemed to be a controlling interest.

(b) “Annual Limit” shall have the meaning specified in Section 5(b).

(c) “Award” means any Option, SAR, Restricted Stock, Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, or Performance Award, together with any related right or interest, granted to a Participant under the Plan.

(d) “Award Agreement” means the document issued, either in writing or by electronic means, by the Company to a Participant evidencing the grant of an Award and setting forth the specific terms, conditions, restrictions and limitations applicable to the Award.

(e) “Beneficiary” means the person, persons, trust or trusts designated as being entitled to receive the benefits under a Participant’s Award upon and following such Participant’s death. Unless otherwise determined by the Committee, a Participant may designate one or more individuals and/or one or more trusts as his or her Beneficiary, and in the absence of a designated Beneficiary the Participant’s Beneficiary shall be as specified in Section 11(b)(ii). Unless otherwise determined by the Committee, any designation of a Beneficiary other than a Participant’s spouse, or a trust in which the Participant’s spouse is the sole beneficiary, shall be subject to the written consent of such spouse.

(f) “Board” means the Company’s Board of Directors.

(g) “BMS” means Bristol-Myers Squibb Company, a Delaware corporation.

(h) “Business Criteria” means, with respect to any Performance Award, the business criteria selected by the Committee to measure the level of Company performance during a Performance Period. The Committee may select as the Business Criteria for a Performance Period any one or combination of the following measures, on a consolidated basis, and/or for specified Subsidiaries or Affiliates or other business units of the Company, as interpreted by the Committee:

•	net sales;

•	revenue;

•	revenue growth or product revenue growth;

•	operating income (before or after taxes);

•	pre- or after-tax income (before or after allocation of corporate overhead and bonus);

•	earnings per share;

•	net income (before or after taxes);

•	return on equity;

•	total stockholder return;

•	return on assets or net assets;

•	appreciation in and/or maintenance of the price of the shares or any other publicly traded securities of the Company;

•	market share;

•	gross profits;

•	earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization);

•	economic value-created models or equivalent metrics;

•	comparisons with various stock market indices;

•	reductions in costs;

•	cash flow or cash flow per share (before or after dividends);

•	return on capital (including return on total capital or return on invested capital);

•	cash flow return on investment;

•	improvement in or attainment of expense levels or working capital levels;

•	operating margins, gross margins or cash margins;

•	year-end cash;

•	debt reductions and control of interest expense;

•	stockholder equity;

•	regulatory achievements; and

•	implementation, completion or attainment of measurable objectives with respect to:

•	research,

•	development,

•	products or projects,

•	production volume levels,

•	acquisitions and divestitures,

•	market penetration,

•	total market capitalization,

•	business retention,

•	new product generation,

•	geographic business expansion goals,

•	cost controls and targets (including cost of capital),

•	customer satisfaction,

•	employee satisfaction,

•	agency ratings,

•	management of employment practices and employee benefits, and

•	supervision of litigation and information technology, implementation of business process controls, and recruiting and retaining personnel.

(i) “Change in Control” and related terms shall have the meanings specified in Section 9(b) or, with respect to a Section 409A Award, in Section 11(k)(i)(D)(5).

(j) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(k) “Committee” means the Compensation Committee of the Board, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The full Board may perform any function of the Committee hereunder (subject to applicable requirements of New York Stock Exchange rules and Code Section 162(m)), in which case the term “Committee” shall refer to the Board.

(l) “Covered Employee” means an Eligible Person who is a “covered employee,” as defined in Code Section 162(m)(3) and Internal Revenue Service Notice 2007-49, or in any subsequent guidance or pronouncement of the Department of the Treasury or Internal Revenue Service that defines or interprets the term “covered employee” for purposes of Code Section 162(m)(3).

(m) “Deferral Account” means a hypothetical bookkeeping account established and maintained by the Company on behalf of a Participant pursuant to Section 11(k)(i)(C) to track the Participant’s Section 409A Award deferrals.

(n) “Disability” means an event which results in the Participant being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or any Subsidiary.

(o) “Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(p) “Effective Date” means [            ], 2009, subject to the approval of the Plan by the Company’s stockholders, as specified in Section 11(o).

(q) “Eligible Person” has the meaning specified in Section 5(a).

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(s) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock on a given day shall mean the last sale price of a share of stock before the 4 p.m. Eastern Time closing time (or equivalent earlier time for partial trading days) on that day or, if there was not trading on that day, on the last preceding day on which the Stock was traded, as reported on the composite tape for securities listed on the New York Stock Exchange. Fair Market Value relating to the exercise price or base price of any Option or SAR and relating to the market value of Stock measured at the time of exercise shall be determined in accordance with applicable requirements under Code Section 409A, including without limitation, the requirements specified in Treasury Regulation Section 1.409A-1(b)(5)(iv).

(t) “Full-Value Award” means an Award relating to Stock other than (i) Options and SARs that are treated as exercisable solely for Stock under applicable accounting rules and (ii) Awards for which the Participant pays the intrinsic value directly or by forgoing a right to receive a cash payment from the Company.

(u) “Incentive Stock Option” or “ISO” means an Option granted under Section 6(b) that meets the requirements of Code Section 422 and any regulations or rules promulgated thereunder, and is designated as an Incentive Stock Option in the Award Agreement.

(v) “Nonqualified Stock Option” means any Option granted under Section 6(b) that is not an Incentive Stock Option.

(w) “Option” means a right to purchase Stock granted under Section 6(b).

(x) “Other Stock-Based Award” means an Award (other than an Option, SAR, Restricted Stock or Stock Units) granted to a Participant under Section 6(h) that consists of, or is denominated in, payable in, valued in whole or in part by reference to, or otherwise based on or related to, Stock or factors that influence the value of Stock.

(y) “Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

(z) “Performance Award” means a conditional right, granted to a Participant under Section 6(i) or 7, to receive cash, Stock or other Awards or payments.

(aa) “Performance Goal” means an objectively determinable level of performance on one or more of the Business Criteria established by the Committee that must be attained during a Performance Period in order to earn a Performance Award, as described in Section 7(c)(ii).

(bb) “Performance Period” means a period typically measured by one or more of the Company’s fiscal years over which the level of performance with respect to one or more Business Criteria shall be assessed; provided, however, that the Committee, in its discretion, may designate a Performance Period that is less than a full fiscal year.

(cc) “Qualified Performance Award” means a Performance Award that is intended by the Committee to meet the requirements for “qualified performance-based compensation” within the meaning of Code Section 162(m) and Treasury Regulation Section 1.162-27(e).

(dd) “Qualified Performance Award Determination Period” means the period within which Committee determinations regarding Business Criteria, targets and payout formulas in connection with a Qualified Performance Award must be made. The Qualified Performance Award Determination Period is the period beginning on the first day of a Performance Period and ending no later than ninety (90) days after commencement of the Performance Period; provided, however, that in the case of a Performance Period that is less than twelve (12) months in duration, the Qualified Performance Award Determination Period shall end no later than the date on which twenty-five percent (25%) of the Performance Period has elapsed.

(ee) “Qualifying Termination” shall have the meaning specified in Section 9(c).

(ff) “Restricted Stock” means Stock granted under this Plan that is subject to such restrictions and risks of forfeiture that the Committee, in its discretion, shall impose at the time of grant and set out in the Award Agreement.

(gg) “Restriction Period” means the period of time during which Restricted Stock or Restricted Stock Unit Awards will remain subject to restrictions imposed by the Committee and set out in the Award Agreement.

(hh) “Retirement” means a Participant’s termination of employment with the Company or a Subsidiary or Affiliate in the following circumstances:

(i) At or after the Participant’s 65th birthday; or

(ii) At or after the Participant’s 55th birthday having completed ten (10) years of service with the Company and/or any Subsidiary or Affiliate; or

(iii) Such termination is by the Company or a Subsidiary or Affiliate not for cause and is not voluntary on the part of the Participant, at or after the Participant has attained age plus years of service (rounded up to the next higher whole number) which equals at least seventy (70) and the Participant has completed ten (10) years of service with the Company and/or its Subsidiaries and/or Affiliates, and the Participant has executed a general release and has agreed to be subject to covenants relating to noncompetition, nonsolicitation and other commitments for the protection of the Company’s business as then may be required by the Committee.

(ii) “Section 409A Award” shall have the meaning specified in Section 11(k)(i).

(jj) “Section 409A Specified Employee” means a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i) and Treasury Regulation Section 1.409A-1(i), as determined by the Committee or its designee. For purposes of a distribution to which the requirements of Section 11(k)(D)(2) apply, the status of a Participant as a Section 409A Specified Employee will be determined annually under the Company’s administrative procedure for such determination for purposes of all plans subject to Code Section 409A.

(kk) “Separation from Service” means the date of cessation of a Participant’s employment or service relationship with the Company and any Affiliate or Subsidiary for any reason, with or without cause, as determined by the Company. A transfer of a Participant between and among the Company or a Subsidiary or Affiliate shall not be deemed a Separation from Service for purposes of the Plan. Notwithstanding the forgoing, for purposes of Section 11(k), the date on which a participant incurs a Separation from Service shall be determined in accordance with Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h).

(ll) “Stock” means the Company’s common stock, par value $0.01 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 11(c).

(mm) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Section 6(c).

(nn) “Stock Unit” means a right, granted under this Plan, to receive Stock or other Awards, or a combination thereof, at the end of a specified period. Stock Units subject to a substantial risk of forfeiture may be designated as “Restricted Stock Units” as provided in Section 6(e)(iii).

(oo) “Stock Unit Account” means a hypothetical bookkeeping account established and maintained by the Company on behalf of a Participant pursuant to Section 6(e)(i) to track Stock Units awarded to the Participant pending the distribution of Stock or other Awards in settlement of such units.

(pp) “Subsidiary” means any corporation which at the time qualifies as a subsidiary of the Company under the definition of “subsidiary corporation” in Code Section 424(f).

(qq) “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, and otherwise meeting the definition set forth in Treasury Regulation Section 1.409A-3(i)(3).

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority and discretion, in each case subject to and consistent with the provisions of the Plan and any applicable laws or regulations, to:

(i) select Eligible Persons to become Participants;

(ii) grant Awards under the Plan and determine the form of an Award, the amount of Stock subject to an Award, and all terms, conditions and other matters relating to an Award, including without limitation, the dates on which Awards may be exercised or become vested and the Restriction Period, if any, relating to an Award, the expiration date of an Award, and whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property;

(iii) waive or amend any terms, conditions, restrictions or limitations on an Award, except that the prohibition on the repricing of Options, as described in Section 11(e), may not be waived;

(iv) establish and interpret Performance Goals and Business Criteria in connection with Performance Awards, evaluate the level of performance over a Performance Period and, in the case of Qualified Performance Awards, certify the level of performance attained with respect to Business Criteria;

(v) prescribe the terms of any Award Agreements evidencing Awards (such Award Agreements need not be identical for each Participant or each Award), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto;

(vi) make any adjustments permitted by the Plan (including but not limited to adjustment of the number of shares of Stock available under the Plan or any Award) and any Award granted under the Plan as may be appropriate pursuant to Section 11(c);

(vii) construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein; and

(viii) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.

(b) Committee Determinations. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 11(b) and other persons claiming rights from or through a Participant, and stockholders. The foregoing notwithstanding, either the Board, the Committee, or another committee of the Board may perform the functions of the Committee for purposes of granting Awards under the Plan to non-employee directors, as the Board may at any time direct.

(c) Manner of Exercise of Committee Authority. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 or qualifying Qualified Performance Awards as performance-based compensation under Code Section 162(m), in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder.

(d) Delegation of Authority. The Committee may delegate to one or more officers or managers of the Company or any Subsidiary or Affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation (i) will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company, (ii) will not cause Awards intended to be Qualified Performance Awards to fail to qualify as “performance-based compensation” under Code Section 162(m), (iii) will not result in a related-person transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Securities and Exchange Act, and (iv) is permitted under Section 157 and other applicable provisions of the Delaware General Corporation Law.

(e) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a Subsidiary or Affiliate, the Company’s independent auditors or consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a Subsidiary or Affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan and shall, to the fullest extent permitted by law and the Company’s By-Laws, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Overall Number of Shares Available for Delivery. Subject to adjustment as provided under Section 11(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be twenty-five (25) million shares; provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed twenty-five (25) million shares. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute Awards) and make adjustments in accordance with this Section 4(b). Shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a substantial risk of forfeiture. Accordingly, (i) to the extent that an Award under the Plan is canceled, expired, forfeited, settled in cash, settled by delivery of fewer shares than the number underlying the Award, or otherwise terminated without delivery of shares to the Participant, the shares retained by or returned to the Company will not be deemed to have been delivered under the Plan; and (ii) shares that are withheld from an Award or separately surrendered by the Participant in payment of the exercise price or taxes relating to such Award shall be deemed to constitute shares not delivered and will be available under the Plan. The Committee may determine that Awards may be outstanding that relate to more shares than the aggregate remaining available under the Plan so long as Awards will not in fact result in delivery and vesting of shares in excess of the number then available under the Plan. In addition, in the case of any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a Subsidiary or Affiliate or with which the Company or a Subsidiary or Affiliate combines, shares delivered or deliverable in connection with such assumed or substitute Award shall not be counted against the number of shares reserved under the Plan.

5. Eligibility; Per-Person Award Limitations.

(a) Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means:

(i) an employee of the Company or any Subsidiary or Affiliate, including any executive officer or employee director of the Company or a Subsidiary or Affiliate,

(ii) any person who has been offered employment by the Company or a Subsidiary or Affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a Subsidiary or Affiliate,

(iii) any non-employee director of the Company, and

(iv) any person who provides substantial services to the Company or a Subsidiary or Affiliate.

An employee on leave of absence may be considered as still in the employ of the Company or a Subsidiary or Affiliate for purposes of eligibility to participate in the Plan. For purposes of the Plan, a joint venture in which the Company or a Subsidiary has a substantial direct or indirect equity investment shall be deemed an Affiliate, if so determined by the Committee. Holders of awards granted by a company or business acquired by the Company or a Subsidiary or Affiliate, or with which the Company or a Subsidiary or Affiliate combines, are eligible for substitute Awards granted in assumption of or in substitution for such outstanding awards in connection with such acquisition or combination transaction. For purposes of this Section 5, “Affiliate” shall not include BMS.

(b) Award Limitations for Covered Employees. In each calendar year during which the Plan is in effect, a Participant whom the Committee determines is likely to be a Covered Employee may be granted an amount of Awards under the Plan that do not exceed his or her Annual Limit. A Covered Employee’s Annual Limit with respect to Awards that are paid in, or valued or denominated by reference to, Stock shall equal two and one half (2.5) million shares, plus the amount of the Covered Employee’s unused Stock-based Annual Limit as of the close of the previous year, subject to adjustment as provided in Section 11(c). A Covered Employee’s Annual Limit with respect to Awards that are not paid in, or valued or denominated by reference to, Stock, shall equal six (6) million, plus the amount of the Eligible Person’s unused cash-based Annual Limit as of the close of the previous year. The two and one half (2.5) million share Stock-based Annual Limit shall apply separately from and not be affected by, any Awards granted during such calendar year that are subject to the six (6) million cash-based Annual Limit. Each such Annual Limit is subject to Section 11(h)). For purposes of this Section 5(b),

(i) the amount of a Qualified Performance Award shall be determined based on the amount that would become payable upon attaining the stated Performance Goals, without regard to whether it is to be paid currently or on a deferred basis (including amounts credited to a Deferral Account under Section 11(k)) or continues to be subject to any service requirement or other non-performance condition,

(ii) any amount or number of shares that may be potentially earned or paid under an Award during a calendar year, regardless of whether such amount or shares are in fact earned or paid during such year, shall be counted towards a Participant’s Annual Limit for such year, and

(iii) the Annual Limit applies to Dividend Equivalents under Section 6(g) only if such Dividend Equivalents are granted separately from, and not as a feature of, a Full-Value Award.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 11(e) and 11(k)), such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee, in its sole discretion, shall determine, including terms requiring forfeiture of Awards in the event of Separation from Service by the Participant and terms permitting a Participant to make elections relating to his or her Award to the extent permitted under the Plan. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan, subject to Section 11(k) and the terms of the Award Agreement. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law or other applicable law, and may otherwise require payment of consideration for an Award, except as limited by the Plan.

(b) Options. The Committee is authorized to grant Options to those Eligible Persons whom the Committee may from time to time select, in the amounts and pursuant to such other terms and conditions that the Committee, in its discretion, may determine and set out in the Award Agreement, subject to the following provisions:

(i) Form. Options granted under the Plan may, at the discretion of the Committee, be in the form of Nonqualified Stock Options, Incentive Stock Options or a

combination of the two, subject to the restrictions set forth in paragraph (vii) below with respect to grants of Incentive Stock Options. The Committee shall designate the form of the Option at the time of grant and such form shall be specified in the Award Agreement. Where both a Nonqualified Stock Option and an Incentive Stock Option are granted to an Eligible Person at the same time, such Awards shall be deemed to have been granted in separate grants, shall be clearly identified, and in no event will the exercise of one such Award affect the right to exercise the other Award.

(ii) Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and Nonqualified Stock Options) shall not be less than the Fair Market Value of a share of Stock on the date of grant of such Option. Notwithstanding the foregoing, any substitute Award granted in assumption of or in substitution for an outstanding award granted by a company or business acquired by the Company or a Subsidiary or Affiliate, or with which the Company or a Subsidiary or Affiliate combines may be granted with an exercise price per share of Stock other than as required above, provided that exercise price set by the Committee for such substitute Award satisfies the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) so that the grant of such substitute Award will not be treated as the grant of a new Stock right or a change in the form of payment of the original outstanding award for purposes of Code Section 409A. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the stock is issued, except as provided in Section 11(c) of the Plan.

(iii) Option Term. In no event shall the term of any Option exceed a period of ten years from the date of grant.

(iv) Time of Exercise. The Committee shall determine and set out in the Award Agreement the time or times at which, or the circumstances under which, an Option may be exercised in whole or in part (including based on achievement of Performance Goals and/or future service requirements); provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions or restrictions on exercise relating to Options will lapse in whole or in part in the event of a Separation from Service resulting from specified causes, such as Retirement, but only to the extent that such action will not cause the Option to become subject to the requirements of Code Section 409A.

(v) Method of Exercise. Unless the Committee provides otherwise in an Award Agreement, an Option may be exercised by giving written notice to the Company specifying the number of shares to be purchased, which shall be accompanied by full payment of the exercise price plus applicable taxes, if any. No Option shall be exercised for less than the lesser of one hundred (100) shares or the full number of shares for which the Option is then exercisable. No Stock certificates shall be registered and delivered, and no Participant shall have any rights to dividends or other rights of a shareholder with respect to shares subject to the Option, until the Participant has given written notice of exercise and made full payment of the exercise price for such shares (including taxes). The Committee may set out in the Award Agreement such other conditions and limitations on the exercise of Options as it, in its sole discretion, shall determine.

(vi) Payment of Exercise Price. Unless the Committee provides otherwise in an Award Agreement, payment of the exercise price of an Option may be made in cash or by certified check, bank draft, wire transfer, or postal or express money order. In addition, at the discretion of the Committee, the Committee may provide in the Award Agreement that payment of all or a portion of the exercise price may be made by:

(A) Delivering a properly executed exercise notice to the Company or its agent, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds with respect to the portion of the shares to be acquired having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the exercise price being so paid;

(B) Tendering (actually or by attestation) to the Company previously acquired shares of Stock that have been held by the Participant for at least six (6) months, subject to paragraph (D), and that have a Fair Market Value on the day prior to the date of exercise equal to the applicable portion of the exercise price being so paid, provided that the Board has specifically approved the repurchase of such shares (unless such approval is not required by the terms of the By-Laws of the Company) and the Committee has determined that, as of the date of repurchase, the Company is, and after the repurchase will continue to be, able to pay its liabilities as they become due; or

(C) Provided such payment method has been expressly authorized by the Board or the Committee in advance and subject to any requirements of applicable law and regulations, instructing the Company to reduce the number of shares that would otherwise be issued on exercise by such number of shares having in the aggregate a Fair Market Value on the date of exercise equal to the applicable portion of the exercise price being so paid.

(D) The Committee, in consideration of applicable accounting standards, may waive any holding period on shares required to tender pursuant to paragraph (B) above.

(vii) Incentive Stock Options. Incentive Stock Options granted under the Plan shall be subject to the following additional conditions, limitations and restrictions.

(A) Eligibility. Incentive Stock Options may be granted only to employees of the Company or an Affiliate or Subsidiary that is a “subsidiary” or “parent corporation,” within the meaning of Code Section 424, of the Company. In no event may an Incentive Stock Option be granted to an employee who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or such Affiliate or Subsidiary.

(B) Timing of Grant. No Incentive Stock Option shall be granted under the Plan after the 10-year anniversary of the earlier of (1) the date the Plan is adopted by the Board or (2) the date the Plan is approved by the Company’s stockholders in accordance with Section 11(o).

(C) Amount of Award. The aggregate Fair Market Value on the date of grant of the shares with respect to which such Incentive Stock Options first become exercisable during any calendar year under the terms of the Plan for any Participant may not exceed $100,000. For purposes of this $100,000 limit, the Participant’s Incentive Stock Options under this Plan and all Plans maintained by the Company and any Affiliate and Subsidiary shall be aggregated. To the extent any Incentive Stock Option first becomes exercisable in a calendar year and such limit would be exceeded, such Incentive Stock Option shall thereafter be treated as a Nonqualified Stock Option for all purposes.

(D) Timing of Exercise. In the event that an Incentive Stock Option is exercised by a Participant more than three (3) months after a Participant’s Separation from Service (or more than twelve (12) months after the Participant is Disabled), such Incentive Stock Option shall thereafter be treated as a Nonqualified Stock Option for all purposes. For this purpose, an employee’s employment relationship shall be treated as continuing intact while the employee is on military leave, sick leave or other bona fide leave of absence (such as temporary employment with the Government) duly authorized in writing by the Company if the period of such leave does not exceed three (3) months or, if longer, so long as the employee’s right to reemployment with the Company or an Affiliate or Subsidiary is guaranteed either by statute or by contract. If the period of leave exceeds three (3) months and the employee’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to terminate on the first date immediately following such three-month period.

(E) Transfer Restrictions. In no event shall the Committee permit an Incentive Stock Option to be transferred by a Participant other than by will or the laws of descent and distribution, and any Incentive Stock Option granted hereunder shall be exercisable, during his or her lifetime, only by the Participant.

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to those Eligible Persons whom the Committee may from time to time select, in the amounts and pursuant to such other terms and conditions that the Committee, in its discretion, may determine and set out in the Award Agreement, subject to the following provisions:

(i) Right to Payment. An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee. The grant price of each SAR shall be not less than the Fair Market Value of a share of Stock on the date of grant of such SAR.

(ii) Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of an SAR exceed a period of ten (10) years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of Performance Goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement (which may be either cash or Stock), method by or forms in which Stock will be delivered or deemed to be delivered to Participants, and whether or not a SAR shall be free-standing or in tandem or combination with any other Award. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not be treated as the grant of a new Stock right for purposes of Code Section 409A, within the meaning of Treasury Regulation Section 1.409A-1(b)(5), or result in additional accounting expense to the Company.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to those Eligible Persons whom the Committee may from time to time select, in the amounts and pursuant to such other terms and conditions that the Committee, in its discretion, may determine and set out in the Award Agreement, subject to the following provisions:

(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risks of forfeiture, Restriction Periods and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon; provided, however, that the Committee may require mandatory reinvestment of dividends in additional Restricted Stock, may provide that no dividends will be paid on Restricted Stock or retained by the Participant, or may impose other restrictions on the rights attached to Restricted Stock.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon Separation from Service during the applicable Restriction Period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of a Separation from Service resulting from specified causes, such as Retirement.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require and provide in the Award Agreement that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) subject to

Section 11(k), deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in Stock Units, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect in accordance with Section 11(k). Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and risks of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Stock Units. The Committee is authorized to grant Stock Units to those Eligible Persons whom the Committee may from time to time select, in the amounts and pursuant to such other terms and conditions that the Committee, in its discretion, may determine and set out in the Award Agreement, subject to the following provisions:

(i) Stock Unit Account. Stock Units awarded to a Participant shall be credited to a Stock Unit Account established and maintained by the Company on behalf of the Participant. No Participant shall be a stockholder with respect to any shares of Stock underlying Stock Units credited to his or her Stock Unit Account, nor shall the Participant (or the Participant’s Beneficiary) have any right to or interest in any specific assets of the Company or any Affiliate or Subsidiary, including any shares of Stock reserved for issuance under the Plan, until such shares are actually distributed to the Participant.

(ii) Award, Restrictions and Payment. Issuance of Stock will occur upon expiration of the holding period specified for the Stock Units by the Committee (or, if permitted by the Committee, at the end of any additional deferral period elected by the Participant in accordance with Section 11(k)). In addition, Stock Units shall be subject to such restrictions on transferability, risks of forfeiture, Restriction Periods and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the holding period or at other specified times (including based on achievement of Performance Goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine and provide in the Award Agreement. Stock Units may be settled by delivery of Stock, other Awards, or a combination thereof (subject to Section 11(l)), as determined by the Committee and provided in the Award Agreement. The Committee may provide in the Award Agreement that the Participant may elect to defer payment of his or her Stock Units, subject to Section 11(k) and Code Section 409A.

(iii) Forfeiture. Except as otherwise determined by the Committee and provided in the Award Agreement, upon a Separation from Service during the applicable holding period or Restriction Period, or portion thereof to which forfeiture conditions apply, all Stock Units that are at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Stock Units will lapse in whole or in part, including in the event of a Separation from Service resulting from specified causes, such as Retirement. Stock Units subject to a substantial risk of forfeiture shall be designated as “Restricted Stock Units” unless otherwise determined by the Committee.

(iv) Dividend Equivalents. Unless otherwise determined by the Committee and set out in the Award Agreement, Dividend Equivalents on the specified number of shares of Stock underlying Stock Units shall be either (A) paid with respect to such Stock Units at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) subject to Section 11(k), deferred with respect to such Stock Units, either as a cash deferral or as a number of additional Stock Units with a value equal to the value of the Dividend Equivalents or with such value otherwise deemed reinvested in additional Stock Units, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect in accordance with Section 11(k); provided, however, that the Committee may provide that no Dividend Equivalents will be paid on a given Award of Stock Units.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant to those Eligible Persons whom the Committee may from time to time select Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a Subsidiary or Affiliate to pay cash or deliver other property under the Plan, or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee and provided in the Award Agreement.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to those Eligible Persons whom the Committee may from time to time select, which may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify and provide in the Award Agreement.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to those Eligible Persons whom the Committee may from time to time select such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Subsidiaries or Affiliates or other business units. The Committee shall determine and provide in the Award Agreement the terms and conditions of such Awards, including without limitation, whether the Participant may, subject to Section 11(k) and Code Section 409A, elect to defer payment of his or her Other Stock-Based Award. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

(i) Performance Awards. The Committee may grant Performance Awards to those Eligible Persons whom the Committee may from time to time select, in such amounts and subject to such terms and conditions as the Committee, in its discretion, may determine in accordance with Section 7.

7. Performance Awards.

(a) Performance Awards Generally. Performance Awards that are not Qualified Performance Awards may be based on such Performance Periods, Performance Goals, Business Criteria and vesting or payout formulas (which may be the same as or different than those applicable to Qualified Performance Awards) as the Committee, in its discretion, may establish for such purposes. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) that may be earned upon achievement or satisfaction of the Performance Goals specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such Performance Goals as may be specified by the Committee. The Committee may use such Business Criteria as it may deem appropriate in establishing any Performance Goals, and may exercise its discretion to reduce or increase the amounts payable under any Performance Award subject to Performance Goals, except as limited under Section 7(c) in the case of a Qualified Performance Awards.

(b) Payment of Performance Awards. Performance Awards may be paid in cash, Options, Stock, Restricted Stock, Stock Units, Other Stock-Based Awards or any combination of the foregoing in such proportions as the Committee may determine, in its discretion, and provide in the Award Agreement. To the extent that a Performance Award is paid in Options, SARs, Restricted Stock, Stock Units, Stock and/or Other Stock-Based Awards, the amount of each such form of Award that is payable shall be based on the Fair Market Value of a share of Stock on the date of payment, subject to such reasonable Restricted Stock and Stock Unit discount factors and/or Option valuation methodologies as the Committee may, in its discretion, apply. Options, SARs, Restricted Stock, Stock Units and Other Stock-Based Awards granted in connection with a Performance Award shall be subject to the provisions of Sections 6(b), (c), (d), (e) and (h), respectively.

(c) Qualified Performance Awards. A Performance Award granted to an Eligible Person whom the Committee determines is likely to be a Covered Employee may, at the discretion of the Committee, be designated as a Qualified Performance Award. Qualified Performance Awards under the Plan may be granted either separately or at the same time as Performance Awards that are not designated as Qualified Performance Awards; provided, however, that in no event may the payment of a Performance Award that is not a Qualified Performance Award be contingent upon the failure to attain a specific level of performance on the Business Criteria applicable to a Qualified Performance Award for the same Performance Period. In the event the Committee designates an Award as a Qualified Performance Award, any determinations of the Committee pertaining to selection of Participants, Performance Goals, Business Criteria and other terms and conditions of such Qualified Performance Award (other than a determination under paragraph 7(c)(iv) below to reduce the amount of the Award) shall be in writing and made within the Qualified Performance Award Determination Period. A Performance Award that the Committee designates as a Qualified Performance Award shall be subject to the following additional requirements.

(i) Performance Periods. Qualified Performance Awards shall be awarded in connection with a Performance Period. The Committee shall determine the length of a Performance Period within the Qualified Performance Award Determination Period. In the event that the Committee determines that a Performance Period shall be a period greater than one (1) fiscal year, a new Qualified Performance Award may be granted and a new Performance Period may commence prior to the completion of the Performance Period associated with the prior Qualified Performance Award.

(ii) Business Criteria; Performance Goals. Within the Qualified Performance Award Determination Period, the Committee shall establish, in writing, (A) the Business Criteria upon which the Performance Goals applicable to a Qualified Performance Award shall be based, and (B) the targeted level or levels of performance with respect to such Business Criteria that must be achieved during the Performance Period in order to meet the Performance Goals. The Performance Goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of Performance Goals that are “substantially uncertain.” The Committee may determine that such Qualified Performance Awards shall be granted, exercised and/or settled upon achievement of any one Performance Goal or that two or more of the Performance Goals must be achieved as a condition to grant, exercise and/or settlement of such Qualified Performance Awards. Performance Goals may differ for Qualified Performance Awards granted to any one Participant or to different Participants. Performance Goals may be expressed in such terms as the Committee, in its discretion, may determine including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the relevant performance of one or more comparable companies or an index covering multiple companies. Such Performance Goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. In measuring the level of performance achieved in respect of the Business Criteria, the Committee may, in its discretion, exclude certain unusual or extraordinary charges or items including, for example, those relating to (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. Performance Goals may be particular to a Participant, the Company or a division, Subsidiary, product line or other business segment of the Company, or may be based on the performance of the Company as a whole.

(iii) Performance Award Pool. The Committee may establish a Qualified Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Qualified Performance Awards. The amount of such Qualified Performance Award pool shall be based upon the achievement of a Performance Goal or Goals based on one or more of the Business Criteria set forth in Section 2(h) during the given Performance Period, as specified by the Committee during the Qualified Performance Award Determination Period. The Committee may specify the amount of the Qualified Performance Award pool as a percentage of any of such Business Criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such Business Criteria.

(iv) Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Qualified Performance Award subject to this Section 7(c) beyond the level of payment authorized based on the level of achievement of the Performance Goals specified under Section 7(c)(ii) and may not otherwise waive the requirement that the Performance Goals be achieved (except in the event of death or Disability or other special circumstances that will not result in loss of tax deductibility with respect to the Award). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Qualified Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of Separation from Service by the Participant or other event (including a Change in Control) prior to the end of a Performance Period or settlement of such Performance Awards; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Performance Awards will lapse in whole or in part in the event of a Separation from Service resulting from specified causes, such as Retirement.

(v) Committee Certification. No Qualified Performance Award shall vest or be paid to a Covered Employee under the Plan unless and until the Committee certifies in writing the level of attainment of the applicable Performance Goals and Business Criteria for the applicable Performance Period.

8. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of a Participant to receive payment from the Company or any Subsidiary or Affiliate. Awards granted in addition to or in tandem with other Awards may be granted either as of the same time as or a different time from the grant of such other Awards. Any transaction otherwise authorized under this Section 8(a) remains subject to the restriction on repricing under Section 11(e).

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Sections 6(b)(iii), 6(c)(ii) and elsewhere in the Plan.

(c) Payment of Awards; Award Deferrals. Except as otherwise provided in the Plan and subject to the terms of any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events; except, however, the settlement of a Section 409A Award may be accelerated only to the extent permitted under Section 11(k) and Treasury Regulation Section 1.409A-3(j). Installment or deferred payment of Awards may (subject to Sections 11(e) and 11(k)) be required by the Committee or permitted at the election of the Participant on terms and conditions established by the Committee and set out in the Award Agreement. An Award Agreement that provides for installment or deferred payment of an Award may include, without limitation, provisions for the payment or crediting of reasonable interest (at a rate or rates designated by the Committee for this purpose) on such installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of such installment or deferred payments denominated in Stock. Notwithstanding the foregoing, (i) any deferrals of Award payments in respect of an Award held by a Participant who is subject to United States federal income tax shall be subject to the restrictions and limitations set out in Section 11(k) and the applicable requirements of Code Section 409A and the Treasury Regulations promulgated thereunder and (ii) any deferrals of Award payments in respect of an Award held by a Participant who is not subject to United States federal income tax shall be subject to Section 11(l) and the applicable requirements of the laws and regulations of the jurisdiction under which such Participant’s Awards will be taxed.

(d) Prohibition on Deferral of Option and SAR Gains. Notwithstanding Section 8(c) above, in no event shall the delivery of shares of Stock acquired on the exercise of an Option, or cash or shares or Stock acquired on the exercise of an SAR, be subject to deferral, either at the election of the Participant or at the Committee’s discretion, if inclusion of such deferral feature in the terms of the Option or SAR would cause such Option or SAR to become subject to the requirements of Code Section 409A.

9. Change in Control.

(a) Effect of Change in Control. In the event that there occurs a Change in Control, if the Participant’s employment with the Company and each of its Subsidiaries and Affiliates terminates in an event constituting a “Qualifying Termination” (as defined in Section 9(c)) during the three-year period following the Change in Control (or two-year period following the Change in Control in the case of a Section 409A Award deferral described in Section 11(k)(i)), the following provisions shall apply to the Participant’s Awards upon such Qualifying Termination, unless otherwise provided by the Committee in the Award Agreement (in language specifically negating the effect of this Section 9(a)):

(i) In the case of an Award other than a Performance Award, all forfeiture conditions and other restrictions applicable to such Award shall lapse and such Award shall be fully payable as of the time of the Participant’s Qualifying Termination without regard to vesting or other conditions, and any such Award carrying a right to exercise that was not previously vested and exercisable shall become fully vested and exercisable as of the time of the Participant’s Qualifying Termination and, subject to Section 11(k) (including the required six-month distribution delay described in Section 11(k)(i)(D)(2) in the case of a Section 409A Specified Employee) and Section 11(a), all deferral of settlement and similar restrictions applicable to such Award shall lapse, and such Award shall be fully payable as of the time of such Qualifying Termination without regard to deferral conditions.

(ii) In the case of a Performance Award, an amount equal to the pro rata portion of the Performance Award (or award opportunity relating thereto) for any Performance Period that was in effect at the time of the Participant’s Qualifying Termination, calculated as to each such Performance Award assuming that any Performance Goal or Business Criteria will have been achieved (for the entire Performance Period) at the target level, except that any portion of the Performance Award based on performance measured over a period that has been completed at or before the date of the Qualifying Termination shall be deemed earned based on actual performance for such period. Notwithstanding the foregoing, any additional forfeiture conditions in the nature of a “clawback” applicable to the Performance Award shall continue to apply to any payment under this Section 9(a)(ii). For purposes of this Section 9(a)(ii), the pro rata portion shall be determined based on the proportion of the Performance Period that has elapsed from the beginning of such period until the date of the Qualifying Termination, and any service, vesting or other non-performance requirement relating to such Performance Award, including a service period that would have extended after the Performance Period, will be deemed met. Any portion of a Performance Award in excess of the pro rata portion shall be cancelled, unless otherwise determined by the Committee. Any distribution hereunder shall be subject to Section 11(k) to the extent applicable (including the required six-month distribution delay described in Section 11(k)(i)(D)(2) in the case of a Section 409A Specified Employee) and Section 11(a).

(iii) Awards subject to accelerated vesting and/or settlement under this Section 9(a) may be settled in cash, if and to the extent authorized by the Committee.

The Company and any successor that has assumed an Award in connection with a Change in Control must acknowledge and agree to be bound by the provisions hereof during the three-year period following the Change in Control in a legally binding agreement with the Participant.

(b) Definition of “Change in Control.” “Change in Control” means the occurrence of any one of the following events after the Effective Date while BMS is an Affiliate of the Company:

(i) Any Person (as defined in Section 13(d)(3) of the Securities and Exchange Act) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of BMS;

(ii) The consummation of a merger or consolidation of BMS with any other corporation other than (A) a merger or consolidation which would result in the voting securities of BMS outstanding immediately prior thereto continuing to represent at least fifty-one percent (51%) of the combined voting power of the voting securities of BMS or the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of BMS in which no Person acquires more than fifty percent (50%) of the combined voting power of BMS’s then outstanding securities;

(iii) The date the stockholders of BMS approve a plan of complete liquidation of BMS or an agreement for the sale or disposition by BMS of all or substantially all BMS’s assets;

(iv) The date there shall have been a change in the composition of the Board of Directors of BMS within a two-year period such that a majority of BMS’s Board of Directors does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by BMS’s stockholders or, if earlier, initial appointment to BMS’s Board of Directors, was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two-year period together with the directors who were previously so approved.

(c) Qualifying Termination. For purposes of this Section 9, a “Qualifying Termination” shall be deemed to have occurred under the following circumstances:

(i) A Company-initiated termination for reason other than willful misconduct, activity deemed detrimental to the interests of the Company, or Disability; provided that the Participant executes a general release and, where applicable, a non-solicitation and/or non-compete agreement with the Company.

(ii) The Participant resigns with good reason, for which purpose “good reason” means:

(A) a material adverse alteration in the nature or status of the Participant’s responsibilities,

(B) a material reduction in the Participant’s base salary and/or levels of entitlement or participation under any incentive plan, award program or employee benefit program without the substitution or implementation of an alternative arrangement of substantially equal value, or

(C) the Company requiring the Participant to relocate to a work location more than fifty (50) miles from his/her work location prior to the Change in Control;

provided, however, that an event that would otherwise constitute good reason hereunder shall not constitute good reason (1) if the Participant fails to provide notice to the Company of the circumstances constituting good reason within ninety (90) days after the Participant first becomes aware of such event and at least thirty (30) days before Participant’s termination for good reason, (2) if the Participant fails to provide a notice of termination to the Company, with such notice specifying a termination date not more than ninety (90) days after the notice is provided to the Company and one hundred twenty (120) days following the date the Participant first became aware (or reasonably should have become aware) of the occurrence of circumstances constituting good reason, or (3) if the Company has fully corrected the circumstance that constitutes good reason within thirty (30) days of receipt of notice under clause (1) above.

A Participant’s death or voluntary resignation without good reason will not constitute a Qualifying Termination.

10. Additional Award Forfeiture Provisions.

The Committee may provide in an Award Agreement that a Participant’s right to receive a grant of an Award, to exercise the Award, to receive a settlement or distribution with respect to the Award or to retain cash, Stock, other Awards, or other property acquired in connection with an Award, shall be conditioned upon the Participant’s compliance with specified conditions that protect the business interests of the Company and the Subsidiaries and Affiliates from harmful actions of the Participant, including, without limitation, conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company, the Subsidiaries and Affiliates, and the officers and directors of the Company and the Subsidiaries and Affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following Separation from Service with the Company. Accordingly, an Award Agreement may include terms providing for a “clawback” or forfeiture from the Participant of the profit or gain realized by a Participant in connection with an Award, including cash or other proceeds received upon sale of Stock acquired in connection with an Award.

11. General Provisions.

(a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 11(k), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate. The Committee may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries.

(i) No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a Subsidiary or Affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that, during a Participant’s lifetime, Awards and other rights (other than ISOs, SARs granted in tandem with ISOs, and Section 409A Awards described in Section 11(k)(i)) may be transferred to one or more of the following:

(A) the Participant’s spouse, children (including adopted and step children) or grandchildren (including adopted and step grandchildren), parents, grandparents or siblings,

(B) a trust for the benefit of one or more of the Participant or the persons referred to in clause (A),

(C) a partnership, limited liability company or corporation in which the Participant or the Persons referred to in clause (A) are the only partners, members or shareholders, or

(D) for charitable donations;

and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent (x) such transfers are approved by the Committee, (y) the Committee has determined that there will be no transfer of the Award to a third party for value, and (z) such transfers otherwise comply with such other terms and conditions as the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission).

(ii) If a Participant has died and then or thereafter a payment or benefit becomes distributable under an Award, such payment or benefit will be distributed to the Participant’s Beneficiary; provided, however, that an individual or trust will be deemed a Beneficiary only if he, she or it is surviving or in existence on the date of death of the Participant and if the Participant has designated such individual or trust as a Beneficiary in his or her most recent written and duly filed Beneficiary designation (i.e., any new Beneficiary designation under the Plan cancels a previously filed Beneficiary designation). If no Beneficiary is living or in existence at the time of Participant’s death, any subsequent payment or benefit will be distributable to the person or persons in the first of the following classes of successive preference:

(A) widow or widower, if then living,

(B) surviving children, equally,

(C) surviving parents, equally,

(D) surviving brothers and sisters, equally,

(E) executors or administrators;

and the term “Beneficiary” as used in the Plan shall include such individuals. This provision applies to payments and benefits distributable upon vesting or after expiration of any mandatory or elective deferral period, and also to the right to exercise any Option or SAR during any period in which the Award is outstanding and exercisable.

(iii) A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock in such a way that an adjustment is appropriate or, in the case of any outstanding Award, which is necessary in order to prevent dilution or enlargement of the rights of the Participant, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of:

(i) the number and kind of shares of Stock that may be delivered in connection with Awards granted thereafter, including the number of shares available under Section 4,

(ii) the number and kind of shares of Stock by which Annual Limits are measured under Section 5,

(iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and

(iv) the exercise price, grant price or purchase price relating to any Award,

or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option (subject to Section 11(l)). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and Performance Goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or Affiliate or other business unit, or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or Affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant. Notwithstanding the forgoing, no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Qualified Performance Awards or Options or SARs granted under the Plan to Participants designated by the Committee as Covered Employees to otherwise fail to qualify as

“performance-based compensation” under Code Section 162(m) and regulations thereunder, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the Performance Goals relating to Options or SARs granted to Covered Employees. In furtherance of the foregoing, in the event of an “equity restructuring” as defined in FAS 123R that affects the Stock, a Participant shall have a legal right to an adjustment to the Participant’s Award, which shall preserve without enlarging the value of the Award, with the manner of such adjustment to be determined by the Committee in its discretion, and subject to any limitation on this right set forth in the applicable Award Agreement.

(d) Tax Provisions.

(i) Withholding. The Company and any Subsidiary or Affiliate is authorized to withhold from any Award or payment relating to an Award under the Plan, including, without limitation, from a distribution of Stock, amounts of withholding and other taxes due or potentially payable in connection with such Award or payment, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any such Award or payment. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, unless withholding of any additional amount of Stock will not result in additional accounting expense to the Company.

(ii) Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(iii) Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten (10) days thereof.

(e) Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange, or if such amendment would either:

(i) materially increase the number of shares reserved for issuance and delivery under the Plan,

(ii) change the types of Awards available under the Plan,

(iii) expand the class of persons eligible to receive Awards under the Plan,

(iv) extend the term of the Plan, or

(v) decrease the exercise price at which Options may be granted.

The Board may otherwise, in its discretion, submit other amendments to the Plan to stockholders for approval. The Committee is authorized to amend outstanding Awards, except as limited by the Plan. The Board and Committee may not amend outstanding Awards (including by means of an amendment to the Plan) without the consent of an affected Participant if such an amendment would materially and adversely affect the rights of such Participant with respect to the outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty on the Participant, and any discretion that is reserved by the Board or Committee with respect to an Award is unaffected by this provision). Without the approval of stockholders, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” which for this purpose means any of the following or any other action that has the same effect:

•	lowering the exercise price of an Option or SAR after it is granted;

•	any other action that is treated as a repricing under generally accepted accounting principles;

•

canceling an Option or SAR at a time when its exercise price exceeds the Fair Market Value of the underlying Stock, in exchange for another Option or SAR, Restricted Stock, other equity, cash or other property;

provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment authorized under Section 11(c). With regard to other terms of Awards, the authority of the Committee to waive or modify an Award term after the Award has been granted does not permit waiver or modification of a term that would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification.

(f) Right of Setoff. The Company or any Subsidiary or Affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or a Subsidiary or Affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 10. The Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 11(f). The foregoing notwithstanding, no setoff is permitted against amounts credited to a Deferral Account prior to the distribution of such Deferral Account.

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan, unless the Committee otherwise determines with the consent of each affected Participant.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards that do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Code Section 162(m). It is the intent of the Company that Options and SARs granted to Covered Employees and Qualified Performance Awards subject to Section 7(c) shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time an Award is granted. Accordingly, the terms of Section 7(c), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award Agreement relating to a Qualified Performance Award does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance goals.

(k) Compliance with Code Section 409A.

(i) Awards Deferrals. Other provisions of the Plan notwithstanding, to the extent that the terms of any Award held by a Participant who is subject to United States federal income tax requires or permits installment or deferred payment of such Award resulting in a “deferral of compensation” within the meaning of Code Section 409A and regulations thereunder (a “Section 409A Award”), such Section 409A Award shall be subject to the following additional terms and conditions:

(A) Deferral Elections. If a Participant is permitted to elect to defer an Award or any payment under an Award, such election must be in writing (on a form acceptable to the Committee) and must be received by the Company by the following election deadlines:

(1) Awards Subject to a Substantial Risk of Forfeiture. In the case of an Award that is subject to forfeiture unless the Participant continues to provide services for a period of at least twelve (12) months after the date of grant, the deferral election must be received by the Company no later than the thirtieth (30 th) day after the date of grant, provided that the election is made at least twelve (12) months before the earliest date at which the Award will no longer be subject to forfeiture.

(2) Performance Awards. In the case of a Performance Award, the deferral election must be received by the Company no later than six (6) months before the end of the applicable Performance Period, provided that (i) the Participant was employed continuously from the later of the first day of the Performance Period or the date on which the Performance Goal was established through the date of election, (ii) the election to defer is made before such compensation has become readily ascertainable (i.e., substantially certain to be paid), and (iii) the Performance Period is at least twelve (12) months in length and the Performance Goal was established within the Qualified Performance Award Determination Period.

(3) All Other Awards. In the case of all other Awards for which the Committee permits the Participant to make deferral elections, the deferral election must be received by the Company no later than December 31 of the calendar year prior to the calendar year that includes the date of grant.

(B) Required Deferrals. In the event that the Committee determines that the payment of an Award shall be automatically deferred, without providing the Participant with the opportunity to elect the time and form of such payment, the Committee must set forth the time and form of payment of the Award in the Award Agreement or a related document no later than the later of (i) the date of grant or (ii) the date by which the Participant would have been required to submit his or her deferral election under Section 11(k)(i)(A) above had the Committee permitted such Participant to make such election.

(C) Deferral Accounts. The Company will establish and maintain a Deferral Account in the name of each Participant whose payment of a Section 409A Award has been deferred in accordance with this Section 11(k)(i). Section 409A Award deferrals shall be credited to the Deferral Account as of the date that the underlying Award would otherwise have been paid if such payment had not been deferred. Awards that were otherwise payable in cash will be credited to the Deferral Account as an equivalent amount of cash and Awards that were otherwise payable in shares of Stock will be credited to the Deferral Account as an equivalent number of Share Units.

(D) Distribution of Section 409A Award Deferrals. Except as provided in Section 11(k)(i)(F) hereof, no Section 409A Award shall be distributable to a Participant (or his or her Beneficiary) except upon the occurrence of one of the following dates or events (or a date related to the occurrence of one of the following dates or events), which must be specified either in the applicable Award Agreement or related document, or in the written deferral election submitted by the Participant in respect of such Section 409A Award:

(1) Specified Time. A specified time or a fixed schedule;

(2) Separation from Service. The Participant’s Separation from Service; provided, however, that if the Participant is a Section 409A Specified Employee as of the date of his or her Separation from Service and any of the Company’s Stock is publicly traded on an established securities market or otherwise, the Company shall withhold payment of any Section 409A Award deferral that becomes payable to such Section 409A Specified Employee on account of his or her Separation from Service until the first day of the seventh (7th) month following such Separation from Service or, if earlier, the date of his or her death. In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period;

(3) Death. The death of the Participant. Unless a specific time otherwise is stated for payment of a Section 409A Award deferral upon death, such payment shall occur during the calendar year in which falls the thirtieth (30th) day after death;

(4) Disability. The date the Participant incurs a Disability; and

(5) Change in Control. The occurrence of a Change in Control; provided, however, that for this purpose, a Change in Control means a change in the ownership or effective control of BMS, or a change in the ownership of a substantial portion of the assets of BMS, each within the meaning of Treasury Regulation Section 1.409A-3(i)(5), while BMS is an Affiliate of the Company.

(E) Changes in Distribution Terms. The Committee may, in its discretion, require or permit on an elective basis a change in the time and/or form of payment of Section 409A Awards after the dates specified in Sections 11(k)(i)(A) and (B) above, subject to the following conditions, which may not be waived by the Committee:

(1) Such election or Committee determination must in writing and must be made, if at all, no less than twelve (12) months prior to the originally scheduled payment date set out in the applicable Award Agreement or the Participant’s most recent payment election;

(2) Such election or Committee determination shall not be valid and take effect until at least twelve (12) months after the date on which the election or determination is made; and

(3) Except with respect to an election to receive payment upon Disability, death or an Unforeseeable Emergency, the first scheduled payment must be deferred pursuant to the election for a period of at least five (5) years from the original payment date set out in the applicable Award Agreement or the Participant’s most recent payment election.

(F) No Acceleration. The distribution of a Section 409A Award deferral may not be accelerated prior to the time specified in accordance with Section 11(k)(i)(D) hereof, except in the case of one of the following events:

(1) Unforeseeable Emergency. The Committee may permit accelerated payment of a Section 409A Award deferral upon the occurrence of an Unforeseeable Emergency, but only if the net amount payable upon such settlement does not exceed the amounts necessary to relieve such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the settlement, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s other assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of Section 409A Award deferrals under the Plan. Upon a finding that an Unforeseeable Emergency has occurred with respect to a Participant, any election by the Participant to defer payment of an Award that will be earned and vested in whole or part in connection with services performed during the year in which the Unforeseeable Emergency occurred or is found to continue will be immediately cancelled, as provided in Treasury Regulation Section 1.409A-3(j)(4)(viii).

(2) Domestic Relations Order. The Committee may permit accelerated payment of a Section 409A Award deferral to the extent necessary to comply with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B) of the Code), as provided in Treasury Regulation Section 1.409A-3(j)(4)(ii).

(3) Conflicts of Interest. The Committee may permit accelerated payment of a Section 409A Award deferral to the extent necessary to comply with a Federal, state, local or foreign ethics law or conflict of interest law, as provided in Treasury Regulation Section 1.409A-3(j)(4)(iii)(B).

(4) Payment of Employment Taxes. The Committee may permit accelerated payment of a Section 409A Award deferral to the extent necessary to enable the Participant to satisfy applicable federal employment tax obligations, as provided in Treasury Regulation Section 1.409A-3(j)(4)(iv).

(5) Other Permitted Accelerations. The Committee may exercise the discretionary right to accelerate the vesting of any unvested Award deemed to be a Section 409A Award upon a Change in Control, as defined in Section 11(k)(i)(D)(5), or to terminate the Plan upon or within twelve (12) months after such Change in Control and make distributions to the extent permitted under Treasury Regulation Section 1.409A-3(j)(4)(ix), or accelerate payment of any Section 409A Award deferral in any other circumstance permitted under Treasury Regulation Section 1.409A-3(j)(4).

(G) Timing of Distributions. Except as otherwise provided in Section 11(k)(i)(D)(3) with respect to Section 409A Award deferrals that become payable on account of a Participant’s death, unless the applicable Award Agreement or related document, or written deferral election submitted by the Participant in respect of such Section 409A Award provides a specific date following any of the other permissible payment events set out in Section 11(k)(i)(D) upon which payment of a Section 409A Award deferral shall be made or commence, such payment shall be made or commence within sixty (60) days after the occurrence of the applicable payment event; provided, however, that where such sixty (60) day period begins and ends in different tax years, the Participant shall have no right to designate the tax year in which payment will be made (other than pursuant to an election that satisfies the requirements of Section 11(k)(i)(E)).

(ii) Distributions upon Vesting. In the case of any Award providing for a distribution upon the lapse of a risk of forfeiture, if the timing of such distribution is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution shall be made not later than March 15 of the year following the year in which the risk of forfeiture lapsed, and if a determination is to be made promptly following the end of a Performance Period (as in the case of Performance Awards), then the determination of the level of achievement of the applicable performance goals and the distribution shall be made between January 1 and March 15 of the year following the end of such Performance Period. In all cases, the Participant shall have no right to designate the tax year in which distribution will be made (other than pursuant to an election that satisfies the requirements of Section 11(k)(i)(E)).

(iii) Limitation on Adjustments. Any adjustment under Section 11(c) shall be implemented in a way that complies with applicable requirements under Code Section 409A so that Options or SARs do not, due to the adjustment, become Section 409A Awards, and otherwise so that no adverse consequences under Code Section 409A result to Participants.

(iv) Release or Other Separation Agreement. If the Company requires a Participant to execute a release, non-competition, or other agreement as a condition to receipt of a payment upon or following a Separation from Service, the Company will supply to the Participant a form of such release or other document not later than the date of the Participant’s Separation from Service, which must be returned within the time period required by law and must not be revoked by the Participant within the applicable time period in order for a Participant to satisfy any such condition. If any amount payable during a fixed period following Separation from Service is subject to such a requirement and the fixed period would begin in one tax year and end in the next, the Company, in determining the time of payment of any such amount, will not be influenced by the timing of any action of the Participant, including execution of such a release or other document and expiration of any revocation period. In particular, the Company will be entitled in its discretion to deposit any such payment in escrow during either tax year comprising such fixed period, so that such deposited amount is constructively received and taxable income to the Participant upon deposit, but with distribution from such escrow remaining subject to the Participant’s execution and non-revocation of such release or other document.

(v) Special Disability Provision. In case of a Disability of a Participant, for any Award or portion thereof that constitutes either a short-term deferral for purposes of Code Section 409A or a Section 409A Award deferral, the Company shall determine whether the Participant’s circumstances are such that the Participant will not return to service, in which case such Disability will be treated as a Separation from Service for purposes of determining the time of payment of such Award or portion thereof then subject only to service-based vesting. In each case, the Participant shall be accorded the benefit of vesting that would result in the case of Disability in the absence of this provision, so that the operation of this provision, intended to comply with Code Section 409A, will not disadvantage the Participant. The Company’s determination hereunder will be made initially within thirty (30) days after the Disability and each March and December thereafter.

(vi) Scope and Application of this Provision. For purposes of this Section 11(k), references to a term or event (including any authority or right of the Company or a Participant) being “permitted” under Code Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the Section 409A Award deferral prior to the distribution of cash, shares or other property or to be liable for payment of interest or a tax penalty under Code Section 409A.

(l) Awards to Participants Outside the United States. Other provisions of the Plan to the contrary notwithstanding, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws and customary business practices in other countries in which the Company or any Subsidiary or Affiliate operates or has employees, the Committee shall have the power and authority to (i) determine which Participants employed outside the United States or subject to non-United States tax laws are eligible to participate in the Plan, (ii) modify the terms and conditions of Awards granted to or held by such Participants, (iii) establish subplans, modify exercise procedures and other terms and procedures relating to Awards granted or held by such Participants to the extent such actions may be necessary or advisable, and (iv) take such other actions as the Committee may deem necessary or appropriate so that the value and other benefits of an Award to such a Participant, as affected by foreign tax laws and other applicable restrictions, shall be comparable to the value of such an Award to a Participant who is resident or employed in the United States. An Award may be modified under this Section 11(l) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified.

(m) Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Subsidiary or Affiliate, (ii) interfering in any way with the right of the Company or a Subsidiary or Affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award. Except as expressly provided in the Plan and an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the Participant any rights or remedies thereunder. Any Award shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary or Affiliate and shall not affect any benefits under any other benefit plan under which the availability or amount of benefits is related to the level of compensation (unless required by applicable law, or by any such other plan or arrangement with specific reference to Awards under this Plan).

(n) Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof. No rule of strict construction shall be applied against the Company, the Committee, or any other person in the interpretation of any terms of the Plan, Award, or Award Agreement or other document relating thereto.

(o) Plan Effective Date and Termination. The Plan is effective as of             , 2009, subject to the approval of the Plan by the affirmative votes of the holders of a majority of the voting securities of the Company present, or represented, and entitled to vote on the subject matter at the duly held meeting of the Company’s stockholders coincident with or next following such date, provided that the total vote cast on the proposal represents over fifty percent (50%) in interest of all securities entitled to vote on the proposal. Any Awards granted under the Plan prior to the approval of the Plan by the Company’s stockholders, as provided herein, shall be contingent on such approval; if such approval is not obtained, the Plan shall have no effect, and any Awards granted under the Plan shall be rescinded. Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan will terminate on the date that is ten (10) years after the latest date upon which stockholders of the Company have approved the Plan (except that, for Qualified Performance Awards under Section 7(c), such authority will terminate earlier at the date five (5) years after the latest stockholder approval of the Business Criteria set out in Section 2(h) for such Awards, and the Plan will remain in effect until such time as the Company has no further rights or obligations with respect to outstanding Awards or otherwise under the Plan.

(p) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to conflict of law principles, and applicable provisions of federal law.